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Wheeling - Pittsburgh Corporation

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September 16

Pittsburgh Tribune-Review –

Cash Offer May Tip Scales

September 16

Barrons –

Iron Will - Steely Showdown Over Wheeling Pitt

September 19

Harold Star (Steubenville, Ohio) –

USWA Says CSN Unclear on Plan

September 19

American Metal Markets –

CSN Still in W-P Game, but USW Refuses to Play

September 19

Associated Press –

Union, Wheeling-Pitt Spar Over CSN Vote

September 20

Pittsburgh Post Gazette –

Wheeling-Pitt Move Gives Hostile Bidder First Shot

September 20

Chicago Tribune –

Wheeling-Pittsburgh Says Brazil Firm Merger Still On

September 20

American Metal Markets –

Esmark’s W-P Window May Leave CSN Out In Cold

*    *    *

Pittsburgh Tribune-Review

Cash offer may tip scales

By C.M. Mortimer

Saturday, September 16, 2006

A top United Steelworkers union official said Friday that he is unaware of a proposal by a Brazilian steelmaker to offer Wheeling-Pittsburgh Corp. shareholders cash to supplement its planned merger with the troubled steelmaker.

However, a top official of Greenhill & Co., Inc., the New York-based investment banking firm advising Sao Paulo-based Companhia Siderurgica Nacional on the deal, says the plan, which essentially offers a “cash alternative” choice for shareholders, has been discussed previously with the steelworkers union.

And James P. Bouchard, chairman and CEO of Esmark, Inc., a Chicago-based steel processing company that launched a separate bid for Wheeling-Pittsburgh, said Friday that the latest turn of events points to a flagging deal and “a good day for Esmark.”

Bouchard said Wheeling-Pittsburgh officials have been making the rounds on Wall Street, trying to drum up support for their plan.

“They were told their plan was dead on arrival, and this latest effort is in response to that,” Bouchard said. In July, Esmark announced a $1.1 billion hostile takeover bid for Wheeling-Pittsburgh Corp., the parent of Wheeling-Pittsburgh Steel.

Liu said it was premature to discuss details of the cash plan.

“If the steelworkers union allows us, we would be willing to provide a cash election for shareholders. We simply want to inject a cash alternative,” said John D. Liu, managing director of Greenhill & Co.

The original deal did not offer extra cash to existing shareholders, who simply wouild get the combined value of the new company and realize benefits over time.

“Right now, the only choice shareholders have is to take stock in the new combined company. All we’re offering now is a choice to take cash instead, if the union will consent,” Liu said.

Dave McCall, District 1 director for the USW, said he hasn’t been contacted by CSN about its plans, which he said illustrates the “weakness” of the proposal.

“How much cash are we talking about? I don’t know. They haven’t called us about this,” McCall said. “The only ones they talk to is reporters.”

The proposed merger would give CSN a 49.5 percent ownership of the new company, while Wheeling-Pitt shareholders would control the other 50.5 percent.

Under its contract, the steelworkers union has the right to reject any deal that changes controlling interest in the company.

McCall said the union has been and remains supportive of Esmark’s proposal, which he said maintains levels of job security for active members and benefits for retirees.

“They can battle it out all they want on Wall Street, but at the end of the day, the United Steelworkers union and its retirees will determine who owns that company,” McCall said.

The showdown for control of Wheeling-Pittsburgh Steel, which has survived two bankruptcies, likely will reach its zenith Nov. 17 at the company’s annual meeting in Pittsburgh.

Barron’s

PREVIEW

Iron Will

Steely Showdown Over Wheeling Pitt

Edited by ROBIN GOLDWYN BLUMENTHAL

Saturday, September 16, 2006

THE UNITED STEELWORKERS COULD HOLD the trump card in a battle that’s being waged for Wheeling Pittsburgh.

Friday, an arbitrator will hear a union grievance over its right to bid on Wheeling Pitt, the subject of a proxy fight and reverse merger proposal by closely held Esmark, as well as a proposed alliance with Companhia Siderurgica Nacional, or CSN, of Brazil.

The union, whose members received an 18% stake in Wheeling after it emerged from bankruptcy, has backed the bid by Esmark, which would contribute $200 million of cash in exchange for some 60% of Wheeling. Esmark, a steel service center, has bought 10 companies in the past three years and hasn’t laid off a single worker, says Craig Bouchard, president. He says Esmark has no debt and is profitable.

CSN, a big Brazilian steel producer whose ADRs trade on the NYSE, is offering its Heartland rolling mill (which it bought out of bankruptcy for $50 million and in which it invested $100 million) in exchange for a 49.5% stake in Wheeling Pitt. CSN would also lend Wheeling $225 million, convertible into a controlling stake in Wheeling (with $268 million in debt) in three years if the loan goes unpaid. CSN also might add a cash alternative if the union, which must agree to a change of control, consents to its offer.

A vote on the CSN proposal was detached from the election of the board, slated for Nov. 17.

Meanwhile, research outfit GovernanceMetrics International is raising some concerns about CSN in its quarterly review, which includes emerging-markets companies for the first time. It says for the past three years until last month, the CSN chairman, CEO and CFO duties were held by the same person (who also controls 43% of CSN). But Marcos Lutz, a CSN executive, said the new CFO was effectively performing those duties since 2002, and this was a translation issue. He said CSN has “very strong” governance.

The Herald Star (Steubenville, Ohio)

USWA says CSN unclear on plan

By PAUL GIANNAMORE, business editor

Tuesday, September 19, 2006

STEUBENVILLE — The United Steelworkers of America say Brazilian steelmaker CSN not only has been unclear about its proposed Wheeling-Pittsburgh Steel alliance, but it also is seeking changes from the union.

Wheeling-Pitt’s management has proposed an alliance with Companhia Siderurgica Nacional for slab supply, an additional coating line at a CSN facility in Terre Haute and modifications to the hot strip mill at Mingo Junction to increase its capacity.

Esmark, a Chicago-based steel service center firm, has proposed its own board slate to effect a merger with Wheeling-Pitt for $473 million plus an offer to buy back stock after merging.

In an interview with the Associated Press last week, Marcos Lutz, a CSN executive who has been handling the Wheeling-Pitt deal, said if the USW prefers, the Brazilian steelmaker could sweeten the merger with cash, stock or a mix.

Dave McCall, USW District 1 director, said today he still hasn’t heard information from the Brazilians about changes to the offer.

“They made some sort of an announcement, but they still have not spoken to us at all,” McCall said this morning. “You think they’d learn their lesson. They ought to at least be talking to the union about their ideas about the company and the business, but they’re not.”

The USW has taken a stand in favor of the Esmark proxy. Union leaders say Esmark has been open and has involved the Steelworkers in discussions about the takeover.

CSN has come under union criticism for failing to discuss its plans with the union. McCall said he’s tired of learning more from CSN by reading the newspaper.

CSN officials told the AP the proposal to put a CSN-Wheeling-Pitt alliance before the board at the Wheeling-Pitt annual meeting in Pittsburgh Nov. 17 has been altered. The preferred Wheeling-PItt board will be put up for a vote at the meeting, at which shareholders also are expected to be able to vote for a slate of Esmark directors.

If the Wheeling-Pitt-CSN directors are approved, an alliance proposal vote would come at a later date.

The Steelworkers have sought a grievance, alleging Wheeling-Pitt’s proposed CSN deal violates the union’s right to bid contract clause, which states the union has the same amount of time as the company to seek an alternate proposal in the event of a change of control proposal.

McCall said, “That would eliminate our right-to bid-claim for the moment. It makes it moot. But in terms of cash being used, we want to know how much, or where or what for? I have nothing to talk to them about. I think they’re spinning some stuff. They still want us to give up a bunch of stuff to own the company.”

Among items McCall says CSN wants from the Steelworkers is to “give up neutrality, so we can’t organize at Heartland. They want less profit sharing. Then, they make huge announcements.”

Heartland, the Terre Haute finishing mill owned by CSN, is a nonunion shop.

McCall said the Brazilian firm remains unclear about how much it would spend on existing Wheeling-Pitt properties, other than to expand the hot mill in Mingo Junction to run more Brazilian-produced slabs.

McCall said he would like to know if the cash offer is a multiple of Wheeling-Pitt’s stock value and what CSN’s deal does to retirees and union members.

“I have nothing against CSN. They’re a big Brazilian steel company and they’re talking about expanding in Brazil,” McCall said. “But at whose expense? Ours? I don’t think so.”

“Marcos is a bright young guy who I think is a good steelmaker, we’re just not the Brazilian unions,”

McCall said. McCall has said Wheeling-Pitt would gain debt through the deal with CSN, a point Esmark officials have also made.

Esmark officials also contend CSN is losing money at the Heartland plant and that current Wheeling-Pitt management has mismanaged the firm.

American Metal Markets

CSN still in W-P game, but USW refuses to play

By Scott Robertson

Tuesday, September 19, 2006, 1:51 p.m.

Brazil’s Cia. Siderurgica Nacional is still in the game despite hitting a wall in its plans to tie-up with Wheeling-Pittsburgh Steel Corp., and it appears poised to up the ante if necessary.

The United Steelworkers union, however, says no amount of “fancy footwork” by Rio de Janeiro-based CSN will cause the union to abandon its support for a Wheeling-Pittsburgh takeover by Chicago-based steel services company Esmark Inc.

Wheeling-Pittsburgh has withdrawn the CSN deal from the agenda for its annual shareholders meeting, which will take place Nov. 17 in Pittsburgh. That does not mean the deal is dead.

Shareholders instead will be asked to choose between a slate of directors offered by Wheeling-Pittsburgh management and one presented by Esmark. That decision, in effect, would set the future course of the company: If the company slate is approved, the CSN deal would become the top priority. If Esmark’s slate wins the day, its bid to acquire Wheeling-Pittsburgh would likely move forward.

A spokesman for CSN said Tuesday that while a vote on its offer is off the agenda for the shareholders’ meeting, it remains interested in acquiring a stake in Wheeling-Pittsburgh. He said CSN is willing, if its offer is approved by the USW, to add a new cash component on top of its current bid, thus sweetening the offer for shareholders. That move would give CSN control over Wheeling-Pittsburgh. Its current offer calls for it to take a 49.5-percent ownership stake.

The amount of the new cash consideration hasn’t yet been determined.

“CSN has not withdrawn its proposal,” the spokesman said. “We are continuing to work on it. Our offer still stands. It will be up to the union whether to give shareholders an opportunity for that extra value.”

However, Dave McCall, USW District 1 director, said that plan won’t work, adding that the union will continue to oppose any effort to bring the CSN transaction forward and will use the successorship provisions of its collective bargaining agreement to block the deal.

“No amount of fancy footwork can obscure the fact that the union has clear approval rights on the CSN deal. And after our extensive conversations with both CSN and Wheeling-Pitt management, that approval will not be forthcoming,” McCall said. “As (Wheeling-Pittsburgh’s) management has stated, they have been working on finding a strategic partner for 18 months. With CSN not an option, the company needs to focus on the deal that can get done—Esmark—and do what’s right for all concerned.”

James Bouchard, Esmark’s chief executive officer, said pulling the CSN merger from the meeting agenda is further evidence of the strength of support for his company’s bid.

“Wheeling-Pittsburgh has been talking with shareholders over the past couple weeks,” Bouchard said. “Shareholders sent a message (in those talks) that the CSN proposal is really a non-event and that they believe the Esmark proposal is superior. They wouldn’t have (withdrawn the CSN proposal from the agenda) if they had support of the shareholders.”

On Tuesday, Bouchard called for the boards of Wheeling-Pittsburgh and Esmark to work collaboratively toward completing the latter’s proposed transaction.

“We are willing to meet with Wheeling-Pitt’s board to finalize a combination between Esmark and Wheeling-Pitt. Wheeling-Pitt’s extensive negotiations with CSN have failed to produce a transaction that is either acceptable to the USW or in the best interests of its shareholders,” Bouchard said.

“Wheeling-Pitt is a commercially troubled company. The sooner we bring the proposed combination of Esmark and Wheeling-Pitt to a shareholder vote, the sooner we can begin to build Wheeling-Pitt’s balance sheet and position the company to reclaim a leadership role in the steel industry. I hope the Wheeling-Pitt board decides to do the right thing,” he added.

Esmark envisions including Wheeling-Pittsburgh as a steel production component in its service center network to provide complete supply chain management in a manner similar to what has worked successfully in Europe.

The removal of the offer from the meeting agenda created some confusion as to its status. Some thought CSN had withdrawn completely from the process.

“I think the confusion developed, in part, from the extra time it is taking to conclude the merger agreement,” the CSN spokesman said. “We were taking the extra time to allow Wheeling-Pitt and the union to go through the arbitration process related to the union’s right of first refusal.”

The USW, under its labor contract with Wheeling-Pittsburgh, holds the right to submit a competing bid to buy the company should a change in ownership be considered. The two sides were scheduled to go to arbitration on that matter next week, but McCall said Tuesday the union has, in an act of good faith, settled its grievance over the “right to bid issue” in response to Wheeling-Pittsburgh pulling the CSN proposal from its shareholders’ meeting agenda.

The union continues to support Esmark’s bid, McCall said.

“We believe the Esmark proposal holds the greatest promise for Wheeling-Pitt’s future,” McCall said. “In the union’s view, Esmark’s financial strength, management team and strategic vision will bring a strong commitment to rebuilding (Wheeling-Pittsburgh Steel) and the communities and steel families in the Ohio Valley. Esmark has a large and diverse steel-buying customer base, is strategically located in the Midwest and would bring $200 million of cash to the proposed merger.”

Maria Guzzo, Pittsburgh, contributed to this story.

Associated Press

Union, Wheeling-Pitt Spar Over CSN Vote

Steelworkers Union, Wheeling-Pitt Spar Over Delay on CSN Merger Vote

By Vicki Smith, Associated Press Writer

Tuesday September 19, 6:16 pm ET

MORGANTOWN, W.Va. (AP) — Wheeling Pittsburgh Steel Corp.’s decision to delay a vote on its proposed merger with a Brazilian steelmaker is a signal that it lacks the shareholder support it needs to pull off the deal, the United Steelworkers union said Tuesday.

But Wheeling-Pitt Chairman and CEO James G. Bradley dismissed the union’s assertion and said the merger vote will be held in January simply “to ensure our shareholders have adequate time to consider CSN’s proposal.”

Late last week, a CSN executive told The Associated Press that the process shareholders will use to vote on the proposed merger will be changed, separating a mid-November board of directors vote from the vote on the partnership.

Wheeling-Pitt, an independent steelmaker that has survived two bankruptcies, wants to merge with CSN, while its union supports a takeover attempt by Esmark Inc., an Illinois-based steel service center. Esmark will propose its own slate of directors, then attempt to force a merger.

USW District 1 Director Dave McCall urged Wheeling-Pitt to reconsider its plans and support the Esmark deal, which he contends brings more financial strength to the long-struggling Ohio Valley steelmaker. Wheeling-Pitt employs 3,100 in West Virginia, Ohio and Pennsylvania.

“Esmark has a large and diverse steel-buying customer base, is strategically located in the Midwest, and would bring $200 million of cash to the proposed merger,” McCall said.

Esmark CEO James P. Bouchard also urged Wheeling-Pitt’s board of directors to do a deal with his company.

“We are convinced more than ever that our proposals are right for Wheeling-Pitt and its shareholders, employees and other stakeholders,” he said.

The structuring of the CSN deal calls for a $225 million, 9 percent interest loan that would convert to 11.8 million shares in the new company.

CSN says that would generate much-needed cash for upgrades.

But McCall said the deal piles more debt onto an overburdened company. He vowed to fight the CSN merger, invoking a successorship clause in the labor contract if necessary.

The USW has the right to reject any deal that changes controlling interest in the company. Under the terms of the proposed merger, CSN would take 49.5 percent ownership of the new company, while Wheeling-Pitt shareholders would control the other 50.5 percent.

But McCall said the deal also calls for CSN’s ownership to jump to 64 percent after 18 months, subject to the union’s approval. If the union rejects their ownership, the $225 million becomes debt, he said.

CSN has not talked to the union recently, McCall said, but many months ago, the Brazilian steelmaker told the USW it would expect concessions. Those included reductions in profit-sharing and in contributions to the fund that helps pay for retiree health care, a possible renegotiation of salaries and an extension of the labor contract.

CSN also wanted the union to give up a contract provision that prevents management from interfering with attempts to unionize, McCall said. That would hinder the USW if it tried to organize CSN’s mill in Terre Haute, Ind.

“So, 18 months from now when we get to choose between $225 million in additional debt or new ownership, that ownership gets you these other five things,” he said.

“No amount of fancy footwork can obscure the fact that the union has clear approval rights on the CSN deal,” McCall said. “And after our extensive conversations with both CSN and Wheeling-Pitt management, that approval will not be forthcoming.”

Bouchard said talks between Wheeling-Pitt and CSN “have failed to produce a transaction that is either acceptable to the USW or in the best interest of its shareholders.”

“The sooner we bring the proposed combination of Esmark and Wheeling-Pitt to a shareholder vote, the sooner we can begin to build Wheeling-Pitt’s balance sheet and position the company to reclaim a leadership role in the steel industry,” he said.

Bradley, however, said that’s impossible because Esmark does not have a bid on the table.

“Since its proposal was rejected, it has never resubmitted a proposal or enhanced its previous offer,” he said.

Esmark President Craig Bouchard disputed that, claiming the board has ignored a July 12 letter.

“They have never communicated an acceptance or rejection to us by phone, in writing or in person,” said Bouchard, brother of James. “This was unprofessional at best, incompetent in the worst. “

Wheeling-Pitt argues CSN is the partner that assures success, with both experience in steelmaking and the ability to provide a steady stream of slab. Esmark, in contrast, is a steel distributor “with a limited track record and little management experience in steel production,” Bradley said.

The union, meanwhile, is only concerned about a long-term, viable future for the mill, McCall said.

“We’re never going to be millionaires. We’re always going to be workers and retirees,” he said. “It’s about 10 and 20 years from now for us, so we’ve got to make sure there is investment coming to Steubenville, not Sao Paolo.”

Pittsburgh Post-Gazette

Wheeling-Pitt move gives hostile bidder first shot

By Len Boselovic, Pittsburgh Post-Gazette

Wednesday, September 20, 2006

Wheeling-Pittsburgh Corp. will delay a shareholder vote on its proposed merger with Brazilian steelmaker Companhia Siderurgica Nacional until January, two months after a crucial test of shareholder confidence in the management of the twice-bankrupt steel producer.

The announcement, made late yesterday, leaves one question before Wheeling-Pitt shareholders when they meet Nov. 17: Should Wheeling-Pitt’s current board be re-elected or replaced with a slate offered by Esmark, a steel processor and distributor that also has its eyes on Wheeling-Pitt?

That vote could very well determine Wheeling-Pitt’s fate. Chicago Heights, Ill.-based Esmark says if it gains control of the board, it will merge the two companies — a $1.1 billion deal that values Wheeling-Pitt shares at $20 — and oust Wheeling-Pitt Chairman and Chief Executive Officer James G. Bradley.

Mr. Bradley said delaying a shareholder vote on CSN’s proposal would give shareholders more time to consider what the company says is a superior bid to Esmark’s offer. Shareholders would vote on combining with CSN at a special meeting in January.

The United Steelworkers of America, which is backing Esmark’s bid, said yesterday it would invoke provisions of its labor agreement with Wheeling-Pitt to scuttle CSN’s plans.

“No amount of fancy footwork can obscure the fact that the union has clear approval rights on the CSN deal. ... That approval will not be forthcoming,” said USW district director Dave McCall.

Mr. Bradley countered that Esmark’s proposal was rejected by Wheeling-Pitt executives because “it was an inferior bid with unsubstantiated claims.”

“Esmark does not have a bid on the table. Since its proposal was rejected, it has never resubmitted a proposal or enhanced its previous offer,” he said.

Esmark CEO James P. Bouchard said Wheeling-Pitt never responded with a written rejection to its July bid.

The West Virginia steelmaker’s unwillingness to negotiate with Esmark may be moot if shareholders back Esmark in the Nov. 17 election. Even if they don’t, the USW remains a major obstacle to the company merging with CSN, Mr. Bouchard said.

Wheeling-Pitt shares finished yesterday at $17.56, down a penny. They were priced at $17.86 before Esmark disclosed its offer on July 17.

The steelmaker, which employs about 3,200 in plants in Pennsylvania, West Virginia and Ohio, has been left behind by a wave of consolidation that has revamped the cyclical industry in recent years. Wheeling-Pitt also has been plagued by inconsistent performance, partially offsetting losses of $33.8 million last year with a $7.2 million profit in the first half of this year.

Under its unsolicited bid for the steelmaker in July, Wheeling-Pitt would issue 26.5 million new shares to Esmark’s owners, giving it a 64 percent interest in the combined company. Esmark would also invest $200 million in cash in the merged company.

CSN proposed combining its Terre Haute, Ind., steel processing plant with Wheeling-Pitt plants, with CSN having a 49.5 percent interest in the combined venture. CSN would also provide $225 million in loans that could be converted into Wheeling-Pitt shares if the USW approved the change.

Chicago Tribune

Wheeling-Pittsburgh says Brazil firm merger still on

By James P. Miller, Tribune staff reporter

Wednesday, September 20, 2006

In a move that could complicate the ambitious growth plans of Chicago Heights-based Esmark Inc., steelmaker Wheeling-Pittsburgh Corp. on Tuesday reaffirmed its plans to merge with Brazilian steel producer Companhia Siderurgica Nacional.

“There is no change in our commitment to finalize arrangements between CSN and Wheeling-Pittsburgh,” Wheeling-Pitt Chairman and Chief Executive James Bradley said in a statement issued after the market’s close.

Management of the financially stressed West Virginia steel company has been backing the combination with the South American firm. But the United Steelworkers union, which represents most of Wheeling-Pitt’s approximately 3,100 employees, has been adamantly opposed.

The steelworkers prefer a rival proposal from closely held Esmark, which hopes to combine with Wheeling-Pitt through a complex maneuver known as a reverse merger.

Wheeling’s late-afternoon statement provided an unwelcome surprise to union officials and to Esmark.

Earlier in the day the union’s District 1 office issued a release that said, accurately, that Wheeling-Pitt had withdrawn the merger with the Brazilian company from consideration at the company’s shareholder meeting on Nov. 17.

But the union went on to treat the withdrawal of the shareholder vote on the merger as evidence the deal was no longer under consideration, and that turned out not to be the case.

“Reports that the CSN proposal has been terminated are simply not factual,” Wheeling-Pitt said late in the day.

Instead, Wheeling-Pitt said, the vote has only been delayed. Stockholders will now vote at a special shareholder meeting in January.

That vote might never happen if Esmark succeeds in its effort to take control of Wheeling-Pitt’s board in mid-November.

Esmark, founded by brothers James and Craig Bouchard, operates distribution centers, known as steel service centers, throughout the Midwest.

After Wheeling spurned Esmark’s merger proposal earlier this year the steel-service company moved to a hostile format. Under a plan first spelled out in July, Esmark has nominated a slate of directors to run against the slate Wheeling-Pitt management is backing.

If Esmark’s slate is voted in at the November stockholder meeting, the new directors will vote in favor of the Esmark transaction and the merger with CSN will become moot.

On Tuesday Esmark Chief Executive James Bouchard said, “We remain committed to the election of our slate of directors at the Nov. 17 annual meeting.”

Wheeling-Pitt has been through Chapter 11 bankruptcy two times, emerging for the second time in 2003, and its present financial condition is far from robust.

The Bouchard brothers want to close the company’s blast furnace, where production costs are high, while maintaining other operations, including Wheeling-Pitt’s new electric-arc mini-mill. The steel produced would be used to supply Esmark’s service centers.

Shares of Wheeling-Pitt ended Tuesday’s trading session almost unchanged, declining just 1 cent, to $17.56, on the Nasdaq stock market. But its announcement that the deal with the Brazilian company is still alive sent the stock up 11 percent in after-hours trading.

American Metal Markets

Esmark’s W-P window may leave CSN out in cold

By Scott Robertson

Wednesday, September 20, 2006, 11:20 a.m.

PITTSBURGH — A window of opportunity has opened for Esmark Inc., one that could give it the edge in its battle for control of Wheeling-Pittsburgh Steel Corp.

Chicago-based Esmark will get the first chance to win the Wheeling, W.Va.,-based steelmaker at the company’s annual general meeting of shareholders on Nov. 17.

Meanwhile, Wheeling-Pittsburgh shareholders will have to wait until January to vote on a proposed merger between the steelmaker and Brazil’s Cia. Siderúrgica Nacional (CSN), Rio de Janeiro, a delay that provides an opening for Esmark to get its proposed takeover through.

At the November meeting, shareholders will vote on whether to approve a slate of directors offered by Wheeling-Pittsburgh or one offered by Esmark. If Esmark’s slate wins, its proposed takeover of Wheeling-Pittsburgh would then move forward and the steelmaker’s current management—including James Bradley, chairman, president and chief executive officer—would be facing an ouster.

The same meeting was originally supposed to give shareholders the chance to vote on a proposed merger between Wheeling-Pittsburgh and CSN, but that vote has been pulled from the agenda.

Bradley explained that CSN’s offer remains in play and that Wheeling-Pittsburgh and the United Steelworkers union have agreed to settle a grievance involving the length of the union’s right to bid period in their collective bargaining agreement.

Wheeling-Pittsburgh and the union have set Oct. 15 as the conclusion of the time period. Thus, Wheeling-Pittsburgh and CSN expect to execute definitive agreements “as soon as possible” after Oct. 15, after which Wheeling-Pittsburgh said it will file proxy statements with the U.S. Securities and Exchange Commission.

Wheeling-Pittsburgh said it expects to hold a special meeting of shareholders on the proposed CSN transaction in January. However, that meeting won’t be necessary if shareholders sign off on Esmark’s proposed slate of directors in November.

A shareholder vote in favor of Wheeling-Pittsburgh’s management won’t necessarily signify clear sailing for CSN, though. The USW has voiced strong public support for Esmark’s proposal and has vowed to fight a merger between Wheeling-Pittsburgh and CSN. The union in this case isn’t just blowing smoke. It has in its arsenal a successorship clause that is part of its collective bargaining agreement with Wheeling-Pittsburgh, which gives it considerable clout in an ownership change scenario.

Wheeling-Pittsburgh’s management doesn’t believe the successorship clause prevents it from considering a merger with CSN, Bradley said.

The Wheeling-Pittsburgh chief stressed again, as he has repeatedly for several months, that the steelmaker’s board believes the Esmark proposal is inferior to that of the proposed merger with CSN and that Esmark’s proposal is filled with unsubstantiated claims.

“Esmark does not have a bid on the table,” Bradley said. “Since its proposal was rejected it has never resubmitted a proposal or enhanced its previous offer. We continue to support the CSN arrangement because it represents an outstanding opportunity to enhance shareholder value while moving Wheeling-Pittsburgh to a new level of financial and steel manufacturing performance. It also will benefit our current employees and retirees as well as future generations of Wheeling-Pittsburgh steelmakers.”

Esmark said that Wheeling-Pittsburgh has never responded to its proposal with a written rejection.

A CSN spokesman said earlier this week that its proposal remains on the table despite reports that it had been pulled, adding that the Brazilian steelmaker is prepared to add a cash component to its offer, pending USW support (AMM, Sept. 20).

Bradley reinforced those comments.

“Reports that the CSN proposal has been terminated are simply not factual. I want to state clearly that there is no change in our commitment to finalize arrangements between CSN and Wheeling-Pittsburgh,” he said.

“We have worked with the union to settle a grievance involving the length of the right to bid period and together have set Oct. 15 as the conclusion of the time period. This gives our shareholders a clear roadmap to January 2007, when we anticipate holding a special shareholder meeting to approve the proposed CSN transaction,” Bradley said. “Additionally, CSN has said that if the union leadership were to consent, CSN would consider providing a cash alternative to its offer on the current merger proposal.”

Wheeling-Pittsburgh supports the CSN plan because that company “is a world-class steel producer” offering a merger “that will create a company that is well capitalized and financially strong, with a more flexible cost structure, broader value-added product offering and significant incremental earnings potential,” it said in a statement. “Esmark, by comparison, is a steel distributor with a limited track record and no management experience in steel production.”